Exhibit 23.2






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-82298, 333-34533, 333-50402, 333-67058, 333-109554 333-114724 and 333-124966
on Form S-3 and Registration Statement Nos. 33-48876, 33-85812, 333-28967 and 333-67080 of MacroChem Corporation on Form S-8 of our report dated March 24, 2005, relating to the financial statements for the year ended December 31, 2004 of MacroChem Corporation, which report contained an explanatory paragraph relating to the Company's ability to continue as a going concern, appearing in this Annual Report on Form 10-K of MacroChem Corporation for the year ended December 31, 2006.

/s/Deloitte & Touche LLP
DELOITE & TOUCHE LLP
Boston, Massachusetts
March 30, 2007








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